CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 8, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to the Board of Trustees and Shareholders of Alpha Hedged Strategies Fund and Beta Hedged Strategies Fund (constituting the AIP Alternative Strategies Funds) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
April 30, 2007